Exhibit 10.1

Cascade Microtech, Inc.

2008 Executive Compensation Plan

for the Six-Month Period Ending December 31, 2008

Participants

Geoff Wild	Chief Executive Officer and President
Steven Sipowicz	Chief Financial Officer, Vice President of Finance, Treasurer and Corporate Secretary
Eric Strid	Chief Technology Officer
John Pence	Vice President, Business Development
Willis Damkroger	Vice President, Sales and Customer Support
Mike Kondrat	Vice President, Marketing
Anand Nambiar	Vice President, Operations

Performance Criteria

Bonuses for these participants are calculated on a percentage of their base salary based on attainment of planned levels of net income, operating income, revenue and goals and objectives. Determinations as to whether the performance targets have been met are made on a six-month basis.

This table lists the portion of the total bonus payout that is based on the different performance measures, for each executive:

	CorporateMetrics
	Net income	Operating income	Revenue	Individual goals and objectives
Chief Executive Officer	30%	40%	—	30%
Chief Financial Officer	30%	40%	—	30%
Chief Technology Officer	—	70%	—	30%
VP, Business Development	—	70%	—	30%
VP, Sales and Customer Support	—	50%	20%	30%
VP, Marketing	—	50%	20%	30%
VP, Operations	—	70%	—	30%

The payout for the operating income, net income and revenue portion will be:

•	100% payout for achievement of 100% of the planned consolidated operating income, net income or revenue (“target”)

•	Linear with zero payout for metric at 50% of target to 200% payout cap at 150% of target or higher

•	Zero for operating income, net income and revenue below 50% of target

The payout for the goals and objectives portion will be proportional to the fraction of the goals and objectives completed. A set of objectives has been formulated by consensus of the executive management team at the beginning of the six month period.